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                                                                      EXHIBIT 12




                                  Servico, Inc.
        Statements re computation of ratio of earnings to fixed charges


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

                                                 Year ended December 31,                    Six months ended June 30,
                               ---------------------------------------------------------   ---------------------------
                               Pro Forma                                                   Pro Forma
                                  1997      1997      1996      1995      1994      1993     1998       1998      1997
                                  ----      ----      ----      ----      ----      ----     ----       ----      ----
Fixed Charges:

Interest Expense                $15,006   $25,909   $29,443   $17,903   $12,554   $11,330   $ 8,898   $16,132   $16,202
Dividend On Convertible          12,794         0         0         0         0         0     6,384       311         0
Interest Capitalized
    During the Period             1,650     1,650       644       632       506       439       928       928       545
Portion Of Rent Expense
    Representative of Interest    1,741       960       817       757       627       612       871       480       408
Total Fixed Charges              31,191    28,519    30,904    19,292    13,687    12,381    17,081    17,851    17,155
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

                                 Proforma   10K        10K        10K        10K        10K
Earnings                         1997       1997       1996       1995       1994       1993       1998       1998       1997
                                 ----       ----       ----       ----       ----       ----       ----       ----       ----
Income Before Income Tax
   and Extraordinary Item        42,707     20,949     11,773      6,514      4,636      2,961     21,312     17,200      7,420
Add Back Minority Interest          779        960      2,060        572        171       (446)       823        823        656

Income Before Income Tax,
   Extraordinary Item & M.I.     43,486     21,909     13,833      7,086      4,807      2,515     22,135     18,023      8,076

Fixed Charges Per Above          31,191     28,519     30,904     19,292     13,687     12,381     17,081     17,851     17,155
Less Interest Capitalized        (1,650)    (1,650)      (644)      (632)      (506)      (439)      (928)      (928)      (545)
Add Current Period
     Amortization Of Interest       279        279        205        132         73         23        140        140        102
Total Earnings                   73,306     49,057     44,298     25,878     18,061     14,480     38,428     35,086     24,788

Ratio Of Earnings To Fixed
     Charges                       2.35       1.72       1.43       1.34       1.32       1.17       2.25       1.97       1.44


Lease Expense
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